Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/23/2013	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791
McDONALD'S REPORTS GROWTH IN FOURTH QUARTER AND FULL YEAR 2012
OAK BROOK, IL — McDonald's Corporation today announced results for the fourth quarter and year ended December 31, 2012, reflecting higher revenues, operating income and earnings per share compared with the prior year.
“Throughout 2012 we concentrated our efforts behind the global priorities that represent our greatest opportunities under the Plan to Win — optimizing our menu, modernizing the customer experience and broadening accessibility to our Brand,” said McDonald's Chief Executive Officer Don Thompson. “McDonald's continued to grow by remaining focused on what matters most to our customers, although our results reflect the impact of the challenging global operating, economic and competitive environment. Our overall performance is a testament to the underlying strength of our business and our dedicated System of franchisees, suppliers and employees who continue to drive toward our mission to become our customers' favorite place and way to eat and drink.”
Full year 2012 highlights included:

•	Global comparable sales increased 3.1%, with the U.S. up 3.3%, Europe up 2.4% and Asia/Pacific, Middle East and Africa (APMEA) up 1.4%

•	Consolidated revenues up 2% (5% in constant currencies)

•	Consolidated operating income increase of 1% (4% in constant currencies), with the U.S. up 2%, Europe down 1% (up 6% in constant currencies) and APMEA up 3% (3% in constant currencies)

•	Diluted earnings per share of $5.36, up 2% (5% in constant currencies)

•	Returned $5.5 billion to shareholders through dividends and share repurchases
Fourth Quarter highlights included:

•	Global comparable sales increased 0.1%

•	Consolidated revenues increased 2% (2% in constant currencies)

•	Consolidated operating income increase of 4% (4% in constant currencies)

•	Diluted earnings per share of $1.38, up 4% (5% in constant currencies)
McDonald's U.S. generated positive comparable sales and operating income results for the year despite ongoing economic and competitive pressures. Fourth quarter comparable sales increased 0.3% and operating income was relatively flat against strong prior year results. During the quarter, the U.S. focused on enhancing its value leadership position by balancing strong everyday value messaging with affordable and compelling premium menu options.
For the year, Europe delivered comparable sales and constant currency operating income growth despite ongoing economic uncertainty throughout the segment. During the fourth quarter, Europe's operating income rose 5% (up 7% in constant currencies) while comparable sales were down 0.6% due to negative comparable guest counts and strong prior year performance. The U.K. and Russia were key contributors to the segment's operating income performance for both periods. Emphasis on unique promotional food events, expanded value offerings and restaurant reimaging continued to provide an appealing customer experience and supported the segment's results.
For the year, APMEA generated positive comparable sales and operating income growth. APMEA's fourth quarter comparable sales declined 1.7% and operating income was flat (down 1% in constant currencies) against strong prior year results. Positive quarterly sales and operating results in Australia were more than offset by ongoing weakness in Japan and other markets. Throughout APMEA, consumers continued to respond to the segment's compelling value platforms, great tasting premium menu selections and relevant convenience.

Don Thompson continued, "As we begin the new year, our average annual long-term targets in constant currency remain intact: Systemwide sales growth of 3% to 5%, operating income growth of 6% to 7%, and return on incremental invested capital in the high teens. We believe these targets remain realistic and sustainable for a company of our size and maturity. In 2013, we plan to invest about $3.2 billion of capital to open between 1,500 - 1,600 new McDonald's restaurants and to reinvest in our existing locations, including reimaging more than 1,600 locations worldwide. We are confident that now is an opportune time to invest in our restaurant portfolio in ways that will yield value for all stakeholders in the future."
Don Thompson concluded, “Moving forward, we remain focused on seizing the long-term opportunities in the global marketplace by leveraging our competitive advantages. We have a brand advantage in convenience, menu variety and value, a resilient business model, and the experience and alignment throughout the McDonald's System to navigate the current environment. For the near-term we expect top and bottom-line growth to remain pressured, with January's global comparable sales expected to be negative.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended December 31,				Years Ended December 31,
	2012	2011	% Inc	% Inc Excluding Currency Translation	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
Revenues	$6,952.1	$6,822.7	2	2	$27,567.0	$27,006.0	2	5
Operating income	2,197.8	2,120.0	4	4	8,604.6	8,529.7	1	4
Net income	1,396.1	1,376.6	1	2	5,464.8	5,503.1	(1)	3
Earnings per share-diluted*	1.38	1.33	4	5	5.36	5.27	2	5

*	Foreign currency translation had a negative impact of $0.01 and $0.17 on diluted earnings per share for the quarter and year ended December 31, 2012, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and year ended December 31, 2012.
McDonald's Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on January 23, 2013. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.
The Company plans to release January 2013 sales information on February 8, 2013.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc/ (Dec)
Quarters Ended December 31,	2012	2011	$	%
Revenues
Sales by Company-operated restaurants	$4,658.4	$4,587.2	71.2	2
Revenues from franchised restaurants	2,293.7	2,235.5	58.2	3

TOTAL REVENUES	6,952.1	6,822.7	129.4	2

Operating costs and expenses
Company-operated restaurant expenses	3,831.1	3,731.1	100.0	3
Franchised restaurants—occupancy expenses	392.7	378.0	14.7	4
Selling, general & administrative expenses	624.5	661.2	(36.7)	(6)
Impairment and other charges (credits), net	1.8	0.3	1.5	n/m
Other operating (income) expense, net	(95.8)	(67.9)	(27.9)	(41)
Total operating costs and expenses	4,754.3	4,702.7	51.6	1

OPERATING INCOME	2,197.8	2,120.0	77.8	4

Interest expense	129.6	126.9	2.7	2
Nonoperating (income) expense, net	0.2	9.4	(9.2)	(98)

Income before provision for income taxes	2,068.0	1,983.7	84.3	4
Provision for income taxes	671.9	607.1	64.8	11

NET INCOME	$1,396.1	$1,376.6	19.5	1

EARNINGS PER SHARE-DILUTED	$1.38	$1.33	0.05	4

Weighted average shares outstanding-diluted	1,010.7	1,034.7	(24.0)	(2)
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc/ (Dec)
Years Ended December 31,	2012	2011	$	%
Revenues
Sales by Company-operated restaurants	$18,602.5	$18,292.8	309.7	2
Revenues from franchised restaurants	8,964.5	8,713.2	251.3	3

TOTAL REVENUES	27,567.0	27,006.0	561.0	2

Operating costs and expenses
Company-operated restaurant expenses	15,223.7	14,837.9	385.8	3
Franchised restaurants-occupancy expenses	1,527.0	1,481.5	45.5	3
Selling, general & administrative expenses	2,455.2	2,393.7	61.5	3
Impairment and other charges (credits), net	8.0	(3.9)	11.9	n/m
Other operating (income) expense, net	(251.5)	(232.9)	(18.6)	(8)
Total operating costs and expenses	18,962.4	18,476.3	486.1	3

OPERATING INCOME	8,604.6	8,529.7	74.9	1

Interest expense	516.6	492.8	23.8	5
Nonoperating (income) expense, net	9.0	24.7	(15.7)	(64)

Income before provision for income taxes	8,079.0	8,012.2	66.8	1
Provision for income taxes	2,614.2	2,509.1	105.1	4

NET INCOME	$5,464.8	$5,503.1	(38.3)	(1)

EARNINGS PER SHARE-DILUTED	$5.36	$5.27	0.09	2

Weighted average shares outstanding-diluted	1,020.2	1,044.9	(24.7)	(2)

n/m Not meaningful

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